EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2011 First Quarter Results

Loss from Continuing Operations of $0.13 per Diluted Share

Loss Included $0.09 per Diluted Share of Special Items

Engineered Products Sales up 15% - Outperformed the End Market

Previously Announced Agreement to Acquire Edgetech I.G.

Repurchased $1.5 million of Common Stock at Average Cost of $17.36 per Share

HOUSTON, Feb. 24, 2011 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) today released fiscal 2011 first quarter results for the period ending January 31, 2011. Combined segment revenue and combined segment operating loss at the company's two businesses – Engineered Products and Aluminum Sheet Products – were $159.8 million and $0.1 million, respectively. Revenue was up compared to the year ago quarter due to the addition of new customers, new products, and customers building inventory to meet pre-buying demand ahead of the December 31, 2010, expiration of the $1,500 energy efficient window tax credit. Operating income was down due to costs associated with rationalizing operations, higher raw material costs and warranty expenses at Engineered Products, and lower shipped pounds at Aluminum Sheet Products.

First Quarter Highlights

  On January 31, 2011, an agreement was announced to acquire Edgetech, a technological leader in insulating glass spacer products for residential and commercial windows.
  Consolidated segment revenue was $159.8 million compared to $151.4 million a year ago. Engineered Products revenue was $84.0 million compared to $72.8 million a year ago; Aluminum Sheet Products revenue was $79.1 million compared to $81.6 million a year ago.
  Consolidated segment operating loss was $0.1 million compared to income of $7.7 million a year ago.  Engineered Products operating loss was $0.6 million compared to income of $4.1 million a year ago, and included expenses of $5.2 million related to the consolidation and closing of facilities (completed in Q1) and an increase in warranty accruals. Aluminum Sheet Products operating income was $0.6 million, down from $3.6 million a year ago due to lower shipped pounds.
  Loss from continuing operations before income taxes was $7.7 million compared to income of $1.8 million a year ago. The loss included $1.1 million of transaction costs associated with the pending acquisition of Edgetech I.G.
  Loss from continuing operations was $4.7 million compared to income of $1.1 million a year ago.
  Diluted loss per share from continuing operations was $0.13, which included $0.09 of special items, compared to income per share of $0.03 a year ago.

Segment Commentary

Engineered Products is focused on providing OEM window and door customers with value-added fenestration components, products, and systems. Key markets are residential remodeling activity (approx. 60% of sales) and housing starts (approx. 40% of sales).

Engineered Products results (in millions)
	1st qtr 2011	1st qtr 2010
Net sales	$84.0	$72.8
Operating income	($0.6)	$4.1

"We believe the segment outperformed the end market as our sales were up 15% over the year ago quarter, while Ducker Worldwide data indicated U.S. residential window shipments were down 5%," said David D. Petratis, president and chief executive officer of Quanex Building Products. "The higher sales reflect the continuing progress we are making with our sales initiatives with large and regional window and door customers. I am very pleased with the traction we are gaining with our sales programs and new products, and I look forward to the day when we see real improvement in our end markets."

"An operating loss of $0.6 million was disappointing, but not totally unexpected. Raw material costs were up; labor expense was temporarily up as we used overtime to meet a hike in orders in November and December; additionally, we had costs associated with rationalizing facilities, increased warranty costs, and higher sales and marketing costs associated with our organic growth initiatives," continued Petratis. "While many of these expenses were planned, having them hit in the first quarter, when our segment income is generally at its lowest point of the year, has a big impact. We expect to see higher second quarter operating income now that the bulk of these expenses are behind us."

"The company announced on January 31st it intends to purchase Edgetech I.G. in a $107 million cash deal. Acquiring Edgetech is subject to regulatory approval and we are confident the deal will close. Edgetech is a well run organization with an impressive track record of growth over the last several years, despite a slowdown in the end markets. They are a technological leader in spacer products with a strong presence in Europe, a market that Quanex is looking to penetrate," said Petratis. "We will have more details to share once the acquisition is closed."

Aluminum Sheet Products is a leading provider of common alloy aluminum sheet through its Nichols Aluminum operation and its products are used in the home construction and remodeling markets (approx. 70% of sales) and transportation market (approx. 20% of sales).

Aluminum Sheet Products results (in millions)
	1st qtr 2011	1st qtr 2010
Net sales	$79.1	$81.6
Operating income	$0.6	$3.6
Shipped pounds	52	61

"The Aluminum Association reported aluminum shipments in the first quarter were up 10% from a year ago. Our first quarter shipments were 52 million pounds, down 15% from the year ago quarter. Part of our underperformance can be attributed to relatively weak building and construction demand in the quarter, where we have a sizable presence, compared to relatively strong distribution and transportation demand, where we have a relatively small presence. You may also recall this time last year our customers were aggressively restocking to meet pre-buying demand ahead of the expiration of the $8,000 first time home buyers tax credit. This quarter they were destocking. We also had maintenance outages in the quarter, some of which were deferred from last year because of strong demand throughout much of 2010 and we wanted to give our customers uninterrupted service during that time," said Petratis. "Our sales in the quarter were $79 million, down 3% over the year ago quarter due to lower shipped pounds that were partially offset by higher aluminum prices."

"The aluminum spread (sales less material costs) was up 9% from a year ago, and up 11% over the sequential fourth quarter due to rising aluminum prices. Operating income was down from year ago results primarily due to the lower shipped pounds. The outlook for aluminum sheet demand in the second quarter looks much better than the first quarter as the traditional spring building season starts to kick-in, and therefore, we are expecting an increase in shipped pounds and higher operating income compared to the first quarter."

Cash Position

"We had a cash balance of $182 million and our total debt outstanding stood at $1.9 million at the end of the first quarter," Petratis continued. "The company will use $107 million of cash to acquire Edgetech I.G. Cash provided by operating activities from continuing operations in the quarter was $0.7 million. Our $270 million revolving credit facility remained untapped, but due to the facility's covenant requirements, the available balance at quarter end was $178.9 million. Future uses of cash could be to fund organic growth activities, fund the common stock dividend, make acquisitions, and repurchase outstanding shares. During the quarter, we repurchased $1.5 million of our common stock at an average price of $17.36 per share."

2011 Business Outlook

"Our financial guidance for 2011 remains unchanged even after taking into account the costs recognized in the first quarter. We continue to believe that residential repair & remodeling activity and housing starts will be lackluster in 2011. The spike in demand we saw in November and December was associated with the expiration of the tax credit for energy efficient windows, and was followed by soft demand in January. High foreclosure activity, tight credit markets, large inventories of homes available for sale and continued high unemployment leave us with a very challenging business environment in the near term," Petratis said. "However, I remain very confident in the long-term health of the U.S. economy and the building and construction markets where we compete."

"We expect Engineered Products to earn about $35 million of operating income in 2011, essentially flat to 2010. We expect to see slightly higher sales in 2011 compared to 2010 because of ongoing residential repair & remodeling share gains by our large customers, and to a lesser extent, gains we will make with national and regional customers through our organic growth initiatives. However, along with slightly better expected sales, we will see higher operating expenses as we continue to invest in organic growth," said Petratis.

"At Aluminum Sheet Products, we expect to earn about $25 million of operating income in 2011, compared to the $30 million we earned in 2010. The $25 million is based on lower shipped pounds, as we don't expect to see the level of restocking activity that was present in the first half of 2010 repeated in the first half of 2011," continued Petratis.

"Guidance for 2011 assumes no LIFO activity and excludes estimated corporate expenses (before transaction costs) of $26 million. Capital expenditures and depreciation & amortization are estimated to be $30 million and $29 million, respectively. Corporate expenses and capital expenditures include $2.5 million and $9 million, respectively, of costs associated with the launch of our Enterprise Resource Program, which when completed in 2014, will enhance and streamline our back office processes, improve data collection and provide a foundation to support future growth opportunities," concluded Petratis.

Growth Initiatives

Quanex's organic growth programs are focused on the collaboration of its Engineered Products Group (EPG): Mikron, Truseal and Homeshield. The sales and marketing teams of EPG work collectively to utilize their combined capabilities to grow profitable revenue. Activities are focused on an existing customer base of national window and door companies and regional customer opportunities. EPG engineers are also working together to develop products and systems that provide customers with the latest innovations in energy efficiency.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable March 31, 2011, to shareholders of record on March 15, 2011.

Corporate Profile

Quanex Building Products Corporation is an industry-leading manufacturer of engineered materials, components and systems serving the U.S. window and door markets. It is a ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and new programs, and acquisitions.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Financial Statistics as of 01/31/11

Book value per common share: $11.61; Total debt to capitalization: 0.4%; Return on invested capital: 4.2%; Actual number of common shares outstanding: 37,503,325.

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

Statements that use the words "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 20, 2010, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the company's website at www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended
	January 31,
	2011	2010
Net Sales:
Engineered Products	$ 84,010	$ 72,809
Aluminum Sheet Products	79,139	81,563
Building Products	163,149	154,372

Eliminations	(3,341)	(2,950)

Net Sales	$ 159,808	$ 151,422

Operating Income (Loss):
Engineered Products	$ (649)	$ 4,077
Aluminum Sheet Products	551	3,634
Building Products	(98)	7,711

Corporate and Other	(7,568)	(5,864)

Operating Income (Loss)	$ (7,666)	$ 1,847

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2011	2010

Net sales	$ 159,808	$ 151,422
Cost of sales (exclusive of items shown separately below)	139,655	126,134
Selling, general and administrative	20,294	16,107
Depreciation and amortization	7,525	7,334
Operating income (loss)	(7,666)	1,847
Interest expense	(121)	(124)
Other, net	100	78
Income (loss) from continuing operations before income taxes	(7,687)	1,801
Income tax benefit (expense)	2,959	(718)
Income (loss) from continuing operations	(4,728)	1,083
Income (loss) from discontinued operations, net of taxes	(12)	(889)
Net income (loss)	$ (4,740)	$ 194

Basic earnings per common share:
Earnings (loss) from continuing operations	$ (0.13)	$ 0.03
Income (loss) from discontinued operations	$ --	$ (0.02)
Basic earnings (loss) per share	$ (0.13)	$ 0.01

Diluted earnings per common share:
Earnings (loss) from continuing operations	$ (0.13)	$ 0.03
Income (loss) from discontinued operations	$ --	$ (0.02)
Diluted earnings (loss) per share	$ (0.13)	$ 0.01

Weighted average common shares outstanding:
Basic	37,092	37,340
Diluted	37,092	37,797

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

January 31,		October 31,
2011		2010
	Assets
$ 182,466	Cash and equivalents	$ 187,178
49,388	Accounts receivable, net	87,007
56,097	Inventories	45,200
14,406	Deferred income taxes	10,547
8,170	Prepaid and other current assets	8,229
--	Current assets of discontinued operations	462
310,527	Total current assets	338,623
134,452	Property, plant and equipment, net	135,517
29,754	Deferred income taxes	30,563
25,189	Goodwill	25,189
43,897	Intangible assets, net	44,668
16,793	Other assets	16,690
$ 560,612	Total assets	$ 591,250
	Liabilities and stockholders' equity
$ 53,424	Accounts payable	$ 70,986
30,673	Accrued liabilities	43,447
327	Current maturities of long-term debt	327
--	Current liabilities of discontinued operations	30
84,424	Total current liabilities	114,790
1,601	Long-term debt	1,616
3,934	Deferred pension and postretirement benefits	3,667
12,027	Non-current environmental reserves	12,027
23,150	Other liabilities	17,718
125,136	Total liabilities	149,818
435,476	Total stockholders' equity	441,432
$ 560,612	Total liabilities and stockholders' equity	$ 591,250

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Three months ended January 31,
	2011	2010
Operating activities:
Net income (loss)	$ (4,740)	$ 194
(Income) loss from discontinued operations	12	889

Adjustments to reconcile net income (loss) to cash provided by operating activities from continuing operations:
Depreciation and amortization	7,542	7,352
Deferred income taxes	(3,197)	654
Stock-based compensation	1,291	1,097

Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts receivable	37,513	24,262
Decrease (increase) in inventory	(10,889)	(2,200)
Decrease (increase) in other current assets	(598)	257
Increase (decrease) in accounts payable	(19,164)	(18,382)
Increase (decrease) in accrued liabilities	(9,903)	(5,929)
Increase (decrease) in income taxes payable	191	23
Increase (decrease) in deferred pension and postretirement benefits	268	721
Other, net	2,356	23
Cash provided by (used for) operating activities from continuing operations	682	8,961
Cash provided by (used for) operating activities from discontinued operations	(68)	(202)
Cash provided by (used for) operating activities	614	8,759
Investing activities:
Capital expenditures, net of retirements	(4,124)	(3,727)
Proceeds from executive life insurance	683	--
Other, net	74	--
Cash provided by (used for) investing activities from continuing operations	(3,367)	(3,727)
Cash provided by (used for) investing activities from discontinued operations	--	--
Cash provided by (used for) investing activities	(3,367)	(3,727)
Financing activities:
Repayments of long-term debt	(15)	(14)
Common stock dividends paid	(1,501)	(1,132)
Issuance of common stock from stock option exercises, including related tax benefits	579	26
Purchase of treasury stock	(1,504)	--
Other, net	392	(201)
Cash provided by (used for) financing activities from continuing operations	(2,049)	(1,321)
Cash provided by (used for) financing activities from discontinued operations	(392)	201
Cash provided by (used for) financing activities	(2,441)	(1,120)
Effect of exchange rate changes on cash and equivalents	22	8
LESS: (Increase) decrease in cash and equivalents from discontinued operations	460	1
Increase (decrease) in cash and equivalents from continuing operations	(4,712)	3,921

Cash and equivalents at beginning of period	187,178	123,499
Cash and equivalents at end of period	$ 182,466	$ 127,420
CONTACT: Financial Contact: Jeff Galow, 713-877-5327
         Media Contact: Valerie Calvert, 713-877-5305